Exhibit 5.1

March 19, 2007

KVH Industries, Inc.

50 Enterprise Center

Middletown, RI 02842

Re:	2006 Stock Incentive Plan

1996 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel for KVH Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering of up to 1,050,000 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), consisting of 1,000,000 Shares (the “2006 Plan Shares”) issuable pursuant to the KVH Industries, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) and 50,000 Shares (the “1996 Plan Shares”) issuable pursuant to the KVH Industries, Inc. 1996 Employee Stock Purchase Plan (the “1996 Plan”, and together with the 2006 Plan, the “Plans”).

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Registration Statement; (b) the Plans; (c) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We assume that all Shares to be granted or issued pursuant to the Plans will be issued in accordance with the applicable terms of the Plans and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be greater than or equal to the par value per share of the Shares.

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	The Company has the corporate power necessary for the issuance of the 2006 Plan Shares under the 2006 Plan and the 1996 Plan Shares under the 1996 Plan, as contemplated by the Registration Statement.

2.	The 2006 Plan Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted in accordance with the terms of the 2006 Plan and against the receipt of the purchase price or other consideration therefor, will be legally and validly issued, fully paid and nonassessable.

3.	The 1996 Plan Shares, when issued and sold pursuant to the 1996 Plan and against the receipt of the purchase price or other consideration therefor, will be legally and validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ The Feinberg Law Group, LLC